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                                                                    EXHIBIT 99.6

RE:           SHARES OF COMMON STOCK OF SECURITY CAPITAL ATLANTIC INCORPORATED
            OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO SHAREHOLDERS

To our clients:

  Enclosed for your consideration are a Prospectus dated       , 1997 (the
"Prospectus") and Beneficial Owner Instructions (the "Instructions") relating to the offering of shares of common stock ("Shares") of Security Capital
Atlantic Incorporated ("ATLANTIC") at the subscription price of $     per
Share (the "Subscription Price") pursuant to transferable subscription rights
("Rights") initially distributed to holders of Shares on        , 1997 (the
"Record Date").

  As described in the Prospectus, you have been credited with one Right for each Share carried by us in your account as of the close of business on the
Record Date.        Rights entitle you to subscribe for one Share at the
Subscription Price. You also have the right (the "Oversubscription Privilege") to oversubscribe, at the Subscription Price, for additional Shares not purchased pursuant to the exercise of Rights, subject to the maximum number of Shares offered in the Rights offering and certain other restrictions described in the Prospectus, including proration of available Shares. You are entitled to exercise the Oversubscription Privilege only if you were a holder of Shares on the Record Date and you validly exercise all of the Rights initially issued to you to the extent possible. If the demand for Shares pursuant to the Oversubscription Privilege exceeds the number of Shares available, holders of Shares on the Record Date shall participate in the Oversubscription Privilege (up to, but not exceeding, the number of Shares oversubscribed for by each such holder) pro rata based upon the number of Rights exercised by each such person (without regard to the number of Shares oversubscribed for by each such person pursuant to the Oversubscription Privilege), with fractional Shares adjusted in any manner ATLANTIC deems appropriate.

  The Rights are transferable, and you may sell some or all of your Rights if you wish. It is anticipated that the Rights will trade on the New York Stock Exchange until the close of business on the last trading day prior to the Expiration Date (as defined below). No assurance can be given that a public market will develop or be sustained for the Rights.

  The materials are being forwarded to you as the beneficial owner of Shares carried by us in your account but not registered in your name. Exercises, transfers and sales of Rights may only be made by us as the registered holder of Rights and pursuant to your instructions. Accordingly, you should complete the Instructions to indicate whether you wish us to subscribe for any Shares or transfer or sell any Rights to which you are entitled. WE URGE YOU TO READ THE PROSPECTUS AND THE INSTRUCTIONS CAREFULLY BEFORE INSTRUCTING US TO EXERCISE, TRANSFER OR SELL RIGHTS.

  If you wish to have us, on your behalf, exercise your Rights to purchase any Shares to which you are entitled, or sell your Rights, please so instruct us by completing, executing and returning the Instructions enclosed herewith. Your Instructions should be forwarded to us as promptly as possible to permit us to exercise, transfer or sell Rights on your behalf in accordance with the provisions of the Rights offering. The ability of holders to exercise Rights and the Oversubscription Privilege will expire at 5:00 p.m., Eastern Daylight
Time, on            , 1997, unless extended (the "Expiration Date"). If we do
not receive complete Instructions in accordance with the procedures outlined in the Prospectus and the Instructions, we will not exercise, transfer or sell your Rights and your Rights will expire valueless. Once you have exercised a Right, such exercise may not be revoked. Further, if you direct us to sell or transfer your Rights, you must so instruct us sufficiently in advance to permit such sale to be made or such transfer to be effected and a new Rights Certificate to be issued to the recipient prior to the Expiration Date.

  If you have not indicated the number of Shares being purchased pursuant to the exercise of your Rights and, if applicable, the Oversubscription Privilege, or if you have not arranged for full payment of the Subscription Price for the number of Shares that you have indicated are being purchased pursuant to the exercise of your Rights and, if applicable, the Oversubscription Privilege, you will be deemed to have exercised your Rights and, if applicable, the Oversubscription Privilege with respect to the maximum number of Shares which may be purchased for the Subscription Price arranged for by you.

  If you merely sign the Instructions without completing such form and arranging for any Subscription Price payment, we will deem it to mean that you do not want us to exercise your Rights, but want us to attempt to sell all of your Rights.

  For further information concerning the exercise, transfer or sale of your Rights, please call ATLANTIC's information agent, Georgeson & Company, Inc., at 1-800-223-2064.